Exhibit 3.9

MEADWESTVACO ENERGY SERVICES LLC

CERTIFICATE OF FORMATION

THIS CERTIFICATE OF FORMATION is executed as of June 18, 2004 for the purpose of forming a limited liability company pursuant to Section 201 of the Delaware Limited Liability Company Act. The undersigned, being duly authorized to execute and file this Certificate of Formation, does hereby certify as follows:

1.  Name.  The name of the limited liability company (the “Company”) is MeadWestvaco Energy Services LLC.

2.  Registered Office and Registered Agent.  The Company’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware. The registered agent for the service of process at such address is Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ James A. Buzzard
Name:	James A. Buzzard
Title:	Manager

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:56 PM 06/29/2004
FILED 03:56 PM 06/29/2004
SRV 040481482 – 3822618 FILE